Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-122073, 333-122072, 333-104863, 333-48830, 333-43490, 333-92479 and 33-98958) of our reports dated August 10, 2005, with respect to the consolidated financial statements of Cree, Inc., Cree, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cree, Inc., included in the Annual Report (Form 10-K) for the year ended June 26, 2005.

/s/ Ernst & Young LLP

Raleigh, North Carolina

August 15, 2005